EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 13, 2017 (“Effective Date”), is made by and between MYnd Analytics, Inc., a Delaware corporation company (the “Company”), and Robert Plotkin (the “Executive”).

WHEREAS, Company has entered into an Equity Purchase Agreement to purchase one hundred (100%) percent of Executive’s former company Arcadian Telepsychiatry Services, LLC, Delaware limited liability company, (“Arcadian”),

WHEREAS, on November 13, 2017 the Parties signed and closed the Equity Purchase Agreement making Arcadian a whole owned subsidiary of the Company (“Purchase Option Closing Date”).

WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Employment. On the terms and subject to the conditions set forth herein, the Company hereby employs Executive as the Chief Executive Officer for the Company’s whole owned subsidiary Arcadian, and Executive accepts such employment, for the Employment Term (as defined in Section 3) beginning on the Effective Date. During the Employment Term, Executive shall report to the President and CEO of the Company and/or the Chairman of the Board of Company, performing such duties as shall be reasonably required of a chief executive officer of a corporation of a similar size and nature to the Company, and shall have such other powers and perform such other duties as may from time to time be assigned to him by the President and CEO of the Company and/or the Chairman of the Board of Company.

2. Performance. Executive will serve the Company faithfully and to the best of his ability and will devote his full business time, energy, experience and talents to the business of the Company and Arcadian. During the term of this Agreement Employee shall be exclusive to the Company and Arcadian or any other affiliates unless Executive receives written authorization from Company to perform other services.

3. Employment Term. Subject to earlier termination pursuant to Section 7, Executive’s term of employment hereunder shall begin on the Purchase Option Closing Date (the Commencement Date ), and continue through the date which is three years following the Commencement Date; provided, that beginning on the third anniversary of the Commencement Date, and on each subsequent anniversary of the Commencement Date, such term shall be automatically extended by an additional one year beyond the end of the then-current term, unless, at least 90 days before any such anniversary of the Commencement Date, the Company gives written notice to Executive that the Company does not desire to extend the term of this Agreement, in which case, the term of employment hereunder shall terminate at the end of the then-current term, as applicable (the term of employment hereunder, including any extensions, in accordance with this Section 3 shall be referred to herein as the Employment Term).

4. Compensation and Benefits.

(a) Salary. As compensation for his services hereunder and in consideration of Executive’s other agreements hereunder, during the Employment Term, the Company shall pay Executive a base salary, payable in equal installments in accordance with the Company’s payroll procedures, at an annual rate of $215,000.00, subject to annual review by the (or its compensation committee) which may increase, but not decrease, Executive’s base salary. The Employee will be eligible for cash bonuses based upon performance.

(b)Stock Options. Company shall grant Executive a stock option to purchase 35,000 shares of Common Stock (the “Stock Option”) for a per share exercise price that is equal to the closing price of the Company’s Common Stock on the date of the Purchase Option Closing. The Stock Option will expire upon the earlier of (i) 10 years from the date of issuance or (ii) three months after the date of termination of employment, and will be subject to all of the terms and conditions of the Company’s employee stock option plan. The terms of the Stock Option will provide that (a) the Stock Option will be exercisable with respect to 11,667 of the shares of Common Stock underlying the Option on the first anniversary of the date of issuance, (b) the Stock Option will be exercisable with respect to 11,666 of the shares of Common Stock underlying the Stock Option on or after the two year anniversary of the date of issuance of the Stock Option if Executive is an employee of Company, or one of its Affiliates on such date and (c) the Stock Option will be exercisable with respect to 11,666 of the shares of Common Stock underlying the Stock Option after Arcadian achieves aggregate revenues of at least $2,500,000 from and after the date of issuance of the Stock Option. The Stock Option and all shares of Common Stock (previously granted) issue upon exercise of the Stock Option will be subject to the Lock Up Terms for a period of two years from the date that the Stock Option is issued.

(c) Retirement, Medical, Dental and Other Benefits. During the Employment Term, Executive shall, in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in the various retirement, medical, dental and other employee benefit plans made available by the Company, from time to time, for its executives.

(d) Vacation; Sick Leave. During the Employment Term, Executive shall be entitled to not less than three weeks of vacation during each calendar year and sick leave in accordance with the Company’s policies and practices with respect to its executive officers.

(e) Business Expenses. The Company shall reimburse to Executive for all reasonable pre-approved expenses actually incurred by him in connection with the performance of his duties hereunder in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.

5. Key Person Insurance. At any time during the Employment Term the Company shall have the right to insure the life of Employee for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Employee shall cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier and by executing all necessary documents reasonably required by any insurance carrier.

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6. Covenants of Executive. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and Company’s affiliates and subsidiaries including be not limited to Arcadian (collectively defined as the “Affiliate(s)”) trade secrets and with other confidential information concerning the Company and the Affiliates, and that his services are of special, unique and extraordinary value to the Company and the Affiliates. Therefore, the Company and Executive mutually agree that it is in the interest of both parties for Executive to enter into the restrictive covenants set forth in this Section 6 and that such restrictions and covenants are reasonable given the nature of Executive’s duties and the nature of the Company’s business.

(a) Noncompetition. During the Employment Term and for the three (3) year period following termination of the Employment Term (the Restricted Period ), Executive shall not, within any jurisdiction or marketing area in which the Company or the Affiliates is doing or is qualified to do business, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any Business (as hereinafter defined); provided that Executive’s ownership of securities of two percent (2%) or less of any class of securities of a public company shall not, by itself, be considered to be competition with the Company or any Affiliate. For purposes of this Agreement, Business shall mean the telepsychiatry services (including but not limited to web based communications), analytical healthcare services or tools or any other business of a type and character engaged in by the Company or the Affiliates during the Employment Term (including, without limitation, any business in which the Company or any Affiliate has specific plans to conduct in the future and as to which Executive was aware of such planning at or prior to the time Executive’s employment is terminated).

(b) Non-solicitation. During the Employment Term and the Restricted Period, Executive shall not, directly or indirectly, (i) hire or employ, solicit for employment or otherwise contract for the services of any individual who is or was an employee or consultant of the Company or the Affiliates; (ii) otherwise induce or attempt to induce any employee or consultant of the Company or the Affiliates to leave the employ or service of the Company or the Affiliates, or in any way interfere with the relationship between the Company or the Affiliates and any employee or consultant respectively thereof; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or the Affiliates to cease doing business with the Company or any Affiliate, or interfere in any way with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate.

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(c) Nondisclosure; Inventions. For the Employment Term and at all times thereafter, (i) Executive shall not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or indirectly, other than in the regular and proper course of business of the Company and/or the Affiliates, any customer lists, trade secrets or other confidential knowledge or information with respect to the operations or finances of the Company and/or or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and/or, including, without limitation, any know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company and/or the Affiliates (all of the foregoing collectively hereinafter referred to as Confidential Information ), and (ii) Executive will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company and/or the Affiliates provided, that Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the general public other than through disclosure by Executive. All Confidential Information, new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by Executive, alone or with others, while an employee of the Company which are related to the business of the Company and the Affiliates shall be and become the sole property of the Company, unless released in writing by the Company, and Executive hereby assigns any and all rights therein or thereto to the Company. This Sub-section 6(c) is in addition to the Employee Confidentiality, Non-Solicitation and Inventions Assignment Agreement which will be entered into simultaneously with this Agreement.

(d) Nondisparagement. During the Employment Term and at all times thereafter, Executive shall not take any action to disparage or criticize the Company or the Affiliates or their respective employees, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of the Company or the Affiliates. Nothing contained in this Sub-section 6(d) shall preclude Executive from enforcing his rights under this Agreement.

(e) Return of Company Property. All Confidential Information, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or the Affiliates, whether prepared by Executive or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by Executive (including, without limitations, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Employment Term.

(f) Enforcement. Executive acknowledges that a breach of his covenants contained in this Section 6 may cause irreparable damage to the Company and the Affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, Executive agrees that if he breaches or threatens to breach any of the covenants contained in this Section 6, in addition to any other remedy which may be available at law or in equity, the Company and the Affiliates shall be entitled to specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.

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(g) Scope of Covenants. The Company and Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 6 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the agreements in this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

7. Termination. The employment of Executive hereunder shall automatically terminate at the end of the Employment Term. The employment of Executive hereunder and the Employment Term may also be terminated at any time by the Company with or without Cause. For purposes of this Agreement, Cause shall mean: (i) embezzlement, theft or misappropriation by Executive of any property of the Company or an Affiliate; (ii) any breach by Executive of Executive’s covenants under Section 6; (iii) any breach by Executive of any other material provision of this Agreement which breach is not cured, to the extent susceptible to cure, within 30 days after the Company has given written notice to Executive describing such breach; (iv) willful failure by Executive to perform the duties of his employment hereunder which continues for a period of 14 days following written notice thereof by the Company to Executive; (v) the conviction of, or a plea of nolo contendere (or a similar plea) to, any criminal offense that is a felony or involves fraud, or any other criminal offense punishable by imprisonment of at least one year or materially injurious to the business or reputation of the Company or an Affiliate involving theft, dishonesty, misrepresentation or moral turpitude; (vi) gross negligence or willful misconduct on the part of Executive in the performance of his duties as an employee, officer or director of the Company or an Affiliate; (vii) Executive’s breach of his fiduciary obligations to the Company or an Affiliate; (viii) Executive’s commission of intentional, wrongful damage to property of the Company or an Affiliate; (ix) any chemical dependence of Executive which adversely affects the performance of his duties and responsibilities to the Company or an Affiliate; or (x) Executive’s violation of the Company’s or an Affiliate’s code of ethics, code of business conduct or similar policies applicable to Executive. The existence or non-existence of Cause shall be determined in good faith by the Company. If Executive’s termination is with or without Cause, the termination may effective immediately. The employment of Executive may also be terminated at any time by Executive by notice of resignation delivered to the Company not less than 90 days prior to the effective date of such resignation.

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8. Severance for Terminations. Subject to Section 9 and to Executive’s continued compliance with the covenants set forth in Section 6, if Executive’s employment hereunder is terminated during the Employment Term by the Company or is terminated due to expiration of the Employment Term following notice by the Company not to extend the Employment Term in accordance with Section 6, in each case other than for Cause or due to disability (as determined in the good faith discretion of the Board) or death, Executive shall be entitled to receive 30 days of his then current salary as severance and shall be entitled to continued medical and dental benefits described in Sub-section 4(c) for a period of six (6) months, at the same rate of employee and Company shared costs of such coverage as in effect from time to time for active employees of the Company. With respect to any such continued medical and dental benefits described above for which Executive is eligible, (I) if the Company cannot continue such benefits without adverse tax consequences to Executive or the Company or for any other reason, the Company shall pay Executive for the cost of such benefits; (II) such benefits shall be discontinued in the event Executive becomes eligible for similar benefits from a successor employer (and Executive’s eligibility for any such benefits shall be reported by Executive to the Company); and (III) Executive’s period of continuation coverage for purposes of Section 4980B of the Internal Revenue Code of 1986, as amended (the Code ), shall be deemed to commence on the date of Executive’s termination of employment.

9. Termination of Compensation and Benefits; Execution of Release; Coordination of Provisions. If Executive’s employment terminates otherwise than in a termination entitling him to the payment in lieu of severance pay and benefits pursuant to Section 8, Executive shall not be entitled to any severance, termination pay or similar compensation or benefits, provided that Executive shall be entitled to any benefits then due or accrued in accordance with the applicable employee benefit plans of the Company or applicable law, including continuation coverage under the Company’s group health plans for purposes of Section 4980B of the Code. As a condition of receiving any severance compensation for which Executive otherwise qualifies under Section 8, Executive agrees to execute within sixty (60) days following the date of Executive’s termination of employment a general release in favor of the Company in substantially the form set forth hereto as Exhibit a, such release to be delivered, and to have become fully irrevocable, on or before the end of such 60-day period. It is expressly agreed and understood that if such a release has not been executed and delivered and become fully irrevocable by the end of such 60-day period, no amounts or benefits under Section 8 shall be or become payable (except that any continued medical, dental or life insurance benefits may be provided during such 60-day period pursuant to Section 8 as the case may be, but will cease to be provided on the last day of such period). Executive acknowledges and agrees that, except as specifically described in sections, all of Executive’s rights to any compensation, benefits (other than base salary earned through the date of termination of employment and any benefits due or accrued prior to termination of employment in accordance with the applicable employee benefit plans of the Company or applicable law), bonuses or severance from the Company or any Affiliate after termination of the Employment Term shall cease upon such termination.

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10. Notice. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, or sent by reputable overnight courier, postage prepaid, to the addresses set forth as follows:

If to the Company:

MYnd Analytics, Inc.

26522 La Alameda Suite 290

Mission Viejo, CA 92691

Attention: General Counsel

If to Executive, to such address as shall most currently appear on the records of the Company, or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party.

11. General.

(a) GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS AGREEMENT AND/OR THE EXHIBITS HERETO MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN THE CITY OF WILMINGTON, DELAWARE. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(b) Construction and Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

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(c) Assignability. Executive may not assign his interest in or delegate his duties under this Agreement. This Agreement is for the employment of Executive, personally, and the services to be rendered by him under this Agreement must be rendered by him and no other person. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Company and its successors and assigns. Without limiting the foregoing and notwithstanding anything else in this Agreement to the contrary, the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise.

(d) Warranty by Executive. Executive represents and warrants to the Company that Executive is not subject to any contract, agreement, judgment, order or decree of any kind, or any restrictive agreement of any character, that restricts Executive’s ability to perform his obligations under this Agreement or that would be breached by Executive upon his performance of his duties pursuant to this Agreement, and Executive shall indemnify and hold harmless the Company and the Affiliates from and against any and all liabilities, losses, claims, obligations or the like arising from or in connection with any breach of, or inaccuracy in, Executive’s representations and warranties contained in this sentence.

(e) Compliance with Rules and Policies. Executive shall perform all services in accordance with the lawful policies, procedures and rules established by the Company. In addition, Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries and their respective employees, directors and officers.

(f) Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(g) Entire Agreement; Modification. This Agreement, together the Employee Confidentiality, Non-Solicitation and Inventions Assignment Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, and may not be modified or amended in any way except in writing by the parties hereto.

(h) Duration. Notwithstanding the Employment Term hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

(i) Termination On or After Expiration of the Employment Term. Unless the Company and Executive otherwise agree in writing, any continuation of Executive’s employment with the Company and its Affiliates beyond the expiration of the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement (other than as provided in Sub-section 11(j)below), and Executive’s employment may thereafter be terminated at will by Executive or the Company.

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(j) Survival. The covenants set forth in Section 6 and the parties’ respective rights and obligations under Section 8 shall survive and shall continue to be binding upon Executive and the Company, as the case may be, in accordance with their terms, notwithstanding the termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

(l) Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies are cumulative and not exclusive.

(m) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

(n) Section References. The words Section and Sub-section herein shall refer to provisions of this Agreement unless expressly indicated otherwise.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

MYND ANALYTICS, INC.

By:	/s/ George Carpenter
Name: George Carpenter
Title: Chief Executive Officer

EXECUTIVE

/s/ Robert Plotkin
Robert Plotkin

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Exhibit A FORM OF GENERAL RELEASE

THIS AGREEMENT AND RELEASE, dated as of [DATE] (this “Agreement”), is entered into by and between [EXECUTIVE] ( Executive ) and [COMPANY] (the Company ).

WHEREAS, Executive entered into an employment agreement by and between Executive and the Company, dated as of __________________ (the “Employment Agreement”); and

WHEREAS, Executive’s employment with the Company will terminate effective as of [EFFECTIVE DATE];

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, Executive and the Company hereby agree as follows:

1. Executive shall be eligible for 30 days severance consistent with other executives and will be provided additional benefits (the “Severance Benefits”) in accordance with the terms and conditions of Section 8 of the Employment Agreement; provided that, no such Severance Benefits shall be paid or provided if Executive revokes this Agreement pursuant to Section 4 below.

2. Executive, for and on behalf of himself and Executive’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a Claim ) arising out of or relating to Executive’s employment or termination of employment with, Executive’s serving in any capacity in respect of, or Executive’s status at any time as a holder of any securities of, any of the Company and any of its affiliates (collectively, the Company Group ), both known and unknown, in law or in equity, which Executive may now have or ever had against any member of the Company Group or any equity holder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Company Group, including their successors and assigns (collectively, the Company Releasees), including, without limitation, any claim for any severance benefit which might have been due Executive under any previous agreement executed by and between any member of the Company Group and Executive, and any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 ( ADEA, a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, and the New York State Human Rights Law, all as amended; and all other federal, state and local statutes, ordinances and regulations. By signing this Agreement, Executive acknowledges that Executive intends to waive and release any rights known or unknown Executive may have against the Company Releasees under these and any other laws; provided that, Executive does not waive or release Claims (i) with respect to the right to enforce this Agreement or those provisions of the Employment Agreement that expressly survive the termination of Executive’s employment with the Company, (ii) with respect to any vested right Executive may have under any employee pension or welfare benefit plan of the Company Group, or (iii) any rights to indemnification under any applicable indemnification agreement, any D&O insurance policy applicable to Executive and/or the Company’s certificates of incorporation, charter and by-laws, or (iv) with respect to any claims that cannot legally be waived.

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3. Executive acknowledges that Executive has been given twenty-one (21) days from the date of receipt of this Agreement to consider all of the provisions of the Agreement and, to the extent he has not used the entire 21-day period prior to executing the Agreement, he does hereby knowingly and voluntarily waive the remainder of said 21-day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4. Executive shall have seven (7) days from the date of Executive’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Executive revokes the Agreement, Executive will be deemed not to have accepted the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

[PARTIES SIGNATURE BLOCK]

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